AMENDMENT NO. 5
TO
WHOLESALE SALES AGREEMENT

Amendment No. 5 dated as of July 31, 2002 (the “Amendment”) by and between New England Power Company, a Massachusetts corporation ("NEP") and Constellation Power Source, Inc., a Delaware corporation ("CPS" or “Buyer”) to the Wholesale Sales Agreement, dated as of August 5, 1997 and amended as of September 25, 1997, September 1, 1998, December 23, 1999 and November 20, 2001, by and among NEP and CPS (as assignee of USGen New England, Inc.) (the “Wholesale Sales Agreement”). NEP and CPS may be referred to herein individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, NEP and CPS entered into a Letter Agreement, dated October 5, 2001, under which the Parties agreed to negotiate in good faith various amendments to the Wholesale Sales Agreement and other agreements in connection with the sale of NEP’s interest in the Vermont Yankee Nuclear Power Plant, and

WHEREAS, pursuant to the October 5, 2001 Letter Agreement, the Parties have agreed, among other things, to amend the Wholesale Sales Agreement to provide that:

(i) CPS shall nominate the entire quantity of Wholesale Nuclear Entitlement for delivery to CPS by NEP for every Contract Period during the remainder of the term of the Wholesale Sales Agreement, and will forfeit any rights CPS has to subsequently change or supersede such nomination; and

(ii) Retroactive to September 1, 2001 and thereafter during the remainder of the term of the Wholesale Sales Agreement, the “NEPOOL Installed Capability Clearing Price” under the Wholesale Sales Agreement shall be deemed to be $0.00/kWh.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

  Definitions. All capitalized terms have the meaning set forth herein, and if not defined herein, shall have the meaning set forth in the Wholesale Sales Agreement.

  Amendment Effective Date. This Amendment shall be effective upon execution and shall be binding upon the Parties, their successors and assigns upon execution and thereafter .

  Amendment to Section 4.2 of the Wholesale Sales Agreement. Section 4.2 of the Wholesale Sales Agreement is amended by replacing the existing text with the following:
4.2 Quantities.
For each Contract Period during the term of this Agreement, Buyer shall purchase the entire quantity of Wholesale Nuclear Entitlement (the "Purchased Quantity").
  NEPOOL Installed Capability Clearing Price for Period Prior to December 1, 2001. Pursuant to Amendment No. 4 to the Wholesale Sales Agreement, dated as of November 20, 2001 (“Amendment No. 4”), the Parties amended and restated Section 5.1 of the Wholesale Sales Agreement for deliveries of Wholesale Nuclear Entitlements commencing December 1, 2001 and continuing through the remainder of the term of the Wholesale Sales Agreement. Prior to the effective date of Amendment No. 4, NEP had invoiced, and CPS had paid under dispute, certain amounts in respect of Installed Capability, pursuant to NEP’s interpretation of Section 5.1(a)(1) of the Wholesale Sales Agreement. The Parties hereby agree to settle all disputes and matters related to the sale and purchase of Installed Capability under the Wholesale Sales Agreement as follows. For the period not addressed under Amendment No. 4 -- September 2001 through November 2001 -- the “NEPOOL Installed Capability Clearing Price” under the Wholesale Sales Agreement shall be deemed to be $0.00/kWh. Within ten (10) days of the execution of this Amendment, NEP shall refund to CPS $991,695.00 (the “Settlement Amount”), which represents the total amount collected by NEP from CPS for Installed Capability for the period September 2001 through November 2001. Each of NEP and CPS (subject to its receipt of the Settlement Amount), hereby releases and forever discharges the other Party and each of its affiliates from any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, damages, demands, agreements, promises, covenants, contracts, judgments, indemnities, guarantees, liabilities, controversies, costs, expenses and attorneys’ or other fees whatsoever, in connection with, arising out of, or which are in any way related to the sale and purchase of Installed Capability under the Wholesale Sales Agreement.

  Execution. The Parties have executed this Amendment simultaneously with the execution of the other amendments and agreements contemplated under the October 5, 2001 Letter Agreement. These other amendments and agreements are: Amendment No. 6 to Wholesale Sales Agreement and the Service Agreement for Wholesale Market Services (Vermont Yankee) all dated as of July 31, 2002.

  Filing of Amendment with FERC. NEP shall file this Amendment with FERC promptly after execution hereof, but in no event later than thirty (30) days after the date hereof.

  Continuation of the Wholesale Sales Agreement. Except as expressly amended hereby, the Wholesale Sales Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms “Agreement”, “this Agreement”, “herein”, “hereunder”, and words of similar import shall, unless the context otherwise requires, mean the Wholesale Sales Agreement, as amended hereby.

  Counterparts. This Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representative to execute this Amendment on their behalf as of the date first above written.

NEW ENGLAND POWER COMPANY

By: ________________________________
Name:
Title:

CONSTELLATION POWER SOURCE, INC.

By: ________________________________
Name:
Title: